Exhibit 99.1

REMARKETING TERMS SUMMARY

On April 25, 2014 (absent a Failed Remarketing), the class A-6A notes and class A-6B notes will be reset from their current terms to the following terms, which terms will be applicable until the final maturity date for the class A-6A notes and class A-6B notes (definitions for certain capitalized terms may be found in the Glossary at the end of the remarketing memorandum dated April 17, 2014):

	Class A-6A Notes	Class A-6B Notes
Original principal amount	$362,200,000(1)	$362,200,000(1)
Current outstanding principal amount	$362,200,000(1)	$362,200,000(1)
Principal amount being remarketed	$362,200,000	$362,200,000
Remarketing Terms Determination Date	April 14, 2014	April 14, 2014
Notice Date(2)	April 17, 2014	April 17, 2014
Spread Determination Date(3)	April 17, 2014	April 17, 2014
Current Reset Date	April 25, 2014	April 25, 2014
All Hold Rate	N/A(4)	N/A(4)
Next applicable Reset Date	N/A(5)	N/A(5)
Interest rate mode	Floating	Floating
Index	Three-Month LIBOR(6)	Three-Month LIBOR(6)
Spread	Plus 0.55%	Plus 0.55%
Day-count basis	Actual/360	Actual/360
Weighted average remaining life	(7)	(7)

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(1)  The class A-6A notes and class A-6B notes were originally issued in Pounds Sterling and both their initial and current outstanding principal balances are equal to £200,000,000.  The U.S. Dollar equivalent of these principal balances have been calculated using an exchange rate of $1.8110 = £1.00.
(2)  The class A-6A notes and class A-6B notes were denominated in a non-U.S. Dollar currency during their current reset periods.  Therefore, pursuant to their terms, the class A-6A notes and class A-6B notes are subject to a mandatory tender.
(3)  The applicable Spread was determined on April 17, 2014.
(4) The All Hold Rate is not applicable.
(5) Absent a failed remarketing, there will be no subsequent reset dates for the class A-6A notes or class A-6B notes.
(6)  Three-month LIBOR will be reset on each LIBOR Determination Date in accordance with the procedures set forth under “Description of the Notes—Determination of Indices—LIBOR” in the remarketing memorandum dated April 17, 2014.
(7)  The projected weighted average lives to maturity of the class A-6A notes and class A-6B notes (and assuming a successful remarketing of such notes on the April 25, 2014 reset date) under various usual and customary prepayment scenarios may be found under “Prepayments, Extensions, Weighted Average Lives and Expected Maturities of the Class A-6A Notes and Class A-6B Notes” attached as Exhibit I to the remarketing memorandum dated April 17, 2014.